EXHIBIT 10.1

5 December, 2006

Mr. John Baile

LETTER OF ENGAGEMENT

This letter outlines the terms and conditions relating to your employment with Caspian Services Inc., further detailed in the Employment Agreement attached hereto.

1.	Position: Chief Financial Officer

2.	The position reports to: Chief Executive Officer

3.	The Effective Date (start date): To be confirmed (mid January)

4.	Upon completion of a 3 month probationary period the engagement term is unlimited

5.	The post is based in Almaty (place of assignment), Kazakhstan, but extensive travel within the region and overseas may be required.

6.	Home Base – UK or France - to be confirmed.

7.	Salary US $12,500.00 (fifteen thousand) per month equating to $150,000 per annum.

8.	Republic of Kazakhstan (excludes any home base taxes or social payments) income and social taxes will be paid by the Company.

9.	Feeding and accommodation costs whilst on work assignment outside Almaty will be borne by the Company.

10.	Housing or appropriate housing allowance will be provided by the Company. The allowance will not exceed $5,000 per month and be fully inclusive: utilities, satellite TV, domestic staff, inter alia.

11.

The Company will be responsible for relocation costs, namely shipping one shipment of personal effects from present location to Almaty and on retirement, resignation or termination one shipment of personal effects from Almaty to the UK or France. The Company will provide additional furniture for Almaty rented accommodation up to $15,000 in value. The furniture will remain the property of the Company.

12.	The Company will provide a dedicated vehicle and driver.

13.	School fees will be borne by the Company: 100% fees for Kazakhstan based schooling. 50% fees for foreign based schooling.

14.	30 days vacation per annum. Company will provide two business class family round trip airline tickets per annum.

15.	BUPA International family medical insurance will be provided by the Company. The policy excludes the US.

16.	Stock option grant:

The number of options issued annually (on the anniversary of the Effective Date) to Executive Employee shall be equal to the amount of the Executive Employee’s annual salary divided by average bid price of the Company’s common stock, on whichever exchange the Company’s common stock is then trading on, for the five trading day period immediately preceding the anniversary date of employment with the Company.

Options vest over 3 years, exercisable within 5 years of full vesting.

17.	At the Company’s discretion you may also be considered for other discretionary stock option grants.

Yours sincerely,

For and behalf of Caspian Services Inc.

Employment Agreement

LETTER OF ENGAGEMENT	1
Form of Agreement	5
Executive Employee Employment Agreement	5
Absences	5
Compassionate Leave	5
Medical Leave	5
Family Status	6
Married Status	6
Dependent Children	6
Children’s Educational Assistance	6
Eligibility	6
Educational Assistance	6
Housing and Transportation	7
Remuneration	7
Currency of Payment	7
Health Care Plan	8
Insurance Plans	8
Vacation	9
General	9
Vacation Days Accrual	9
Vacation Salary	9
Vacation Travel Entitlement	9
Relocation	11
Temporary living expenses	11
Relocation	11
Departures	11
Business Travel & Related Expenses	11
General	11
Travel Management	12
Travel Class	12
Miscellaneous	12
Entertainment	12
Expense Reports	12
Legal Fees and Governing Law	12
Legal Fees	12
Governing Law	13
Arbitration	13
Severance Plan and Stock Options Plan	13
Executive Employee Severance Agreement	13
Stock Option Grant	15

Form of Agreement

Executive Employee Employment Agreement

This Executive Employee Employment Agreement, is entered into by and between Caspian Services Incorporated ("Company") incorporated under the laws of the state of Nevada on July 14, 1998 and Mr. John Baile ("Executive Employee"), effective the _______ day of ________ 2006 (the "Effective Date").

WHEREAS, Company is desirous of employing Executive Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Executive Employee is desirous of entering the employ of Company pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Executive Employee agree as follows:

Absences

Compassionate Leave

Executive Employee

In case of death of a direct relative (spouse, child, parent or a brother or sister) of the

Executive Employee, Compassionate Leave of up to seven days is granted. Remuneration continues during this leave, and travel expenses (travel class as per vacation) for the Executive Employee to attend the funeral are reimbursed by Company.

Spouse

In case of the death of a direct relative (parent, or a brother or sister) of the Executive Employee’s spouse, travel expenses (travel class as per vacation) for the spouse to attend the funeral are reimbursed by Company.

Medical Leave

Any absence from work arising from temporary incapacity due to an accident or illness is considered as medical leave.

Under this condition, the Executive Employee will receive:

• 100% of remuneration for a maximum period of six months from the day of interruption of work,

• 50% of remuneration for a maximum of six additional months.

In the event that employer liability insurance does not cover in full the above specified twelve month remuneration period, the Company will compensate the shortfall. After twelve months of continuous incapacity, the Company Insurance Plan, if any, becomes operative.

Successive periods of medical leave separated by less than six months and occurring within a twelve month period are added together and considered as one continuous period of incapacity.

If required and when applicable, in-country Company accommodation continues to be provided for the family.

Vacation does not accrue during the absence from work.

A medical certificate is required as an evidence of the Executive Employee’s incapacity. The Company may require the Executive Employee to have a medical examination at any time.

Family Status

The Family Status of the Executive Employee is defined as "Married". This can be further categorized by the number of "Dependent Children", if any.

The Family Status is used in connection with policies and plans pertaining to housing, transportation, health care, educational assistance, and vacation travel.

Married Status

"Married Status" means the Executive Employee is legally married, and the spouse and family live at the place of assignment.

Dependent Children

A “Dependent Child” is defined as one who is unmarried, unemployed, in the legal custody of the Executive Employee, under nineteen years of age and who lives with the Executive Employee in a customary parent-child relationship.

In other cases, such as divorce or re-marriage, the Executive Employee is encouraged to expose his family situation to Senior Management who will consider each case on its own merits.

In all cases, documentary evidence, such as birth certificates, legal custody agreements,

proof of alimony payments, etc., are necessary for reimbursement of any expenses.

Children’s Educational Assistance

Eligibility

The Company participates in schooling expenses under the following conditions:

Reimbursement applies to children in the legal custody of Executive Employees under Married Status assigned outside their country of origin.

Reimbursement applies to Dependent Children. It covers that part of the school year following the child's third birthday and is extended until the end of the school year in which the child reaches eighteen.

Educational Assistance

Two cases are considered depending on the availability and the quality of the local schooling and the age of the child:

1: Schooling facilities available and deemed adequate by Executive Employee at place of assignment.

The Executive Employee's child is expected to attend these schools and the Company will reimburse full (100%) all tuition and registration fees. Not reimbursable are schoolbooks, school insurance, uniforms and transportation costs.

2 : Schooling facilities not available or deemed inadequate at place of assignment by Executive Employee.

Executive Employee is authorized to send his/her children outside the place of assignment. In that instance, he/she will be reimbursed as per below:

- Fifty percent (50%) of the cost of tuition and registration fees. Not reimbursable are school insurance, uniforms, schoolbooks the indirect school expenses (room and board).

- one round-trip airfare, per calendar year, per child, at the most economic rate, between the school and the Executive Employee's place of assignment, provided the trip is actually taken. This trip is in addition to the travel entitlement under "vacation" policy.

Housing and Transportation

The Company provides an allowance to Executive Employee to secure suitable and appropriate accommodation for the Executive Employee and his/her immediate family. The allowance will not exceed $5,000 per month and be fully inclusive: utilities, satellite TV, domestic staff, inter alia.

The allowance will be reviewed by Company and Executive Employee for appropriateness as and when the housing rental market or assignment location changes.

The Company will provide additional furniture for the rented accommodation at the assigned location up to $15,000 in value. The furniture will remain the property of the Company.

Company will provide a dedicated driver and suitable vehicle for the term of employment.

Remuneration

Currency of Payment

The salary for Executive Employee is expressed, and paid as below, in US dollars through a dollar transfer according to the Executive Employee's written instructions.

Salary is US $12,500.00 (twelve thousand five hundred) per month, equating to $150,000 (one hundred and fifty thousand) per annum.

This amount is NET. The Republic of Kazakhstan (excludes any home base taxes or social payments) income and social taxes will be paid by the Company.

Executive Employee's base salary may thereafter be increased from time to time with the approval of the Board of Directors or its delegate, as applicable. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Executive Employee.

Feeding and accommodation costs whilst on work assignment outside place of assignment will be borne by the Company.

While employed by Company, Executive Employee shall be allowed to participate, on the same basis generally as other employees of Company, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Company to all or substantially all of Company's similarly situated employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified and non-qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs. While employed by Company, Executive Employee shall be eligible to receive awards under any plan provided, however, that the foregoing shall not be construed as a guarantee with respect to the type, amount or frequency of such awards, if any, such decisions being solely within the discretion of the Company or its delegate, as applicable.

Health Care Plan

BUPA International or equivalent.

The Health Care Plan covers the Executive Employees and their spouses and dependent children.

The Company pays the full cost of the program.

The Plan provides comprehensive medical, dental, and vision care coverage. It encourages prevention and offers the possibility of medical evacuation and assistance services, 365 days a year, including off-duty and vacation periods. Coverage is worldwide, except USA, and there are no restrictions on the choice of doctors, laboratories, clinics, or hospitals as long as dealing with recognized medical practitioners and institutions, which are pre-approved by the health care provider.

Coverage begins on the Effective Date of hire. Executive Employees and their spouses and dependent children are covered under this Plan from the first day of their employment with the Company until 180 days after the day of termination or until the day they start working for another Company which ever occurs first.

Eligible dependents include spouse, dependent unmarried children up to age eighteen. There is no eligibility age limit for children who are physically or mentally incapacitated before their eighteenth birthday. The Plan or Company shall pay for a check-up a year for each insured person.

Insurance Plans

The Insurance Plan is designed to help Executive Employees and their dependents meet the financial difficulties which could result from their permanent (partial or total) disability, total work incapacity, or death.

Where the Company does not provide a dedicated Company Insurance Plan, the Executive Employee will have the option to subscribe to a private insurance policy to which the Company shall refund 50% of the cost of premiums of such insurance plan.

Vacation

Vacation is intended to provide Executive Employee with the opportunity to take paid leave away from the place of assignment.

General

Management schedules vacation in advance, taking into account both the Executive Employee's wishes and work requirements.

Vacation starts on the first day the Executive Employee is not available for work and ends on the day prior to returning to work. During this period any normal weekend days (any Saturday and Sunday) are not included as vacation.

At the close of the calendar year Company and Executive Employee will agree whether to pay off any unused vacation days or to roll over the amount of days into to following year. Payment is at the discretion of the Company.

Vacation Days Accrual

Vacation days are accrued as follows:

2.5 days per calendar month

It is expected that Executive Employees will return to their home country for vacation once during a calendar year. Such a trip may require a significant amount of travel time. Consequently,

two travel days are allowed - one for travel from the assigned location to the home country,

and one for travel from the home country to the assignment location. The following rules govern the use of these two travel days:

- a maximum of 2 days is allowed per calendar year

- both days must be used on the same vacation trip

Vacation Salary

Vacation salary is paid at the current salary.

In case of termination of employment, prorated vacation is computed and paid in the Executive Employee’s final paycheck.

Vacation Travel Entitlement

The Vacation Travel Entitlement is intended to cover the travel costs when an Executive Employee,

his/her spouse and Dependent children return to the home country of the Executive Employee for vacation. Although the entitlement is computed on the basis of travel to the Executive Employee’s country of origin, it may be used for travel to any destination.

Period of validity:

Vacation travel entitlement will be assigned for the period beginning January 1 and ending

December 31. The entitlement has to be used within the allotted period. The vacation travel entitlement cannot be carried over to the next calendar year. Any outstanding entitlement at year-end is lost unless the Executive Employee is on vacation during the change of the calendar year, in which case, upon return from vacation, expenses may be claimed against outstanding entitlement from the previous year.

Computation of Entitlement:

The allocated entitlement amount is based on the cost of two full fare business class round trip air tickets per person from the assignment location to the home base origin (as specified in the letter of employment) of the Executive Employee as quoted by IATA, and confirmed by the Company (location closest international airport to city of origin closest international airport). The Executive Employee’s spouse and Dependent children residing in the assigned location are included in the computation. In some cases, a Dependent Child (Children) may not be residing in the assigned location because schooling facilities are either not available or deemed inadequate at place of assignment. In these cases, the entitlement for such a child (children) will be computed as though they were residing in the assigned location.

For children, airlines quote the cost for the aforementioned ticket as follows:

-under 2 years of age charged 10% of adult rate,

-2-12 years of age charged 50% of adult rate

- above 12 years of age charged at adult rate.

The Company will maintain the same rules as the airlines.

If a portion of the trip requires ground travel, then this will be computed as first class train fare ("single" berth), or other equivalent transport.

Reimbursable Expenses

Any travel expenses related to vacation incurred by the Executive Employee, his/her spouse and dependent children may be claimed up to the allocated entitlement.

Reimbursable expenses are:

- Tickets for public transport - planes, trains, buses, etc.

- Excess luggage,

Miscellaneous travel expenses such as taxis, airport taxes, or meals and single night of hotel for transit purposes are reimbursed through expense reports, provided they are justified, reasonable and actually incurred. All other expenses are not reimbursable.

Reimbursement procedure

The Executive Employee prepares an expense report respecting the following:

- expenses should be supported by an invoice or receipt. For public transport, only tickets must be provided.

- expenses should be less than three months old.

- although multiple trips may be made, no more than 2 expense reports may be submitted each year.

Resignation / Termination

In the case of resignation or termination, all outstanding vacation travel entitlements are lost. If the Executive Employee resigns while on vacation, expenses will be reimbursed up to a one-way economy ticket from place of assignment to City of Origin.

DAYS OF REST

All Executive Employees are entitled to at least eight Days of Rest per month. In a “normal” work-leisure cycle, this would be the local days off of the week. It is intended that as far as possible, Days of Rest be taken in this “normal” fashion, i.e. on a weekly basis.

Relocation

This section applies to the Executive Employee relocating to the assignment location.

Temporary living expenses

The Company will reimburse, upon presentation of supporting documents, temporary living expenses (rental car, food and lodging) for Executive Employees and their families while locating and settling into adequate housing in their new assignment.

Relocation

The Company pays for the Executive Employee, his/her spouse and Dependent children to travel to the assigned location.

The Company also pays for the shipping of personal effects to the assignment location.

Departures

Redundancy / Termination

The Company pays for the Executive Employee, his/her spouse and Dependent children to return to the Executive Employee’s country of origin as per the rules stated in this Section under ‘Vacation’.

The Company also pays for the shipping of personal effects back to the Executive Employee’s country of origin.

Lease cancellation

The Company will reimburse costs arising from the cancellation of an unexpired lease agreement on any rented accommodation at the sending location.

Business Travel & Related Expenses

This section applies to travel other than that pertaining to vacation or relocation.

General

During the Term, Company shall pay or reimburse Executive Employee for all actual, reasonable and customary expenses incurred by Executive Employee in the course of his employment; including, but not limited to, travel, entertainment, subscriptions and dues associated with Executive Employee's membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in accordance with Company's applicable policies and procedures.

Travel Management

All business travel must be coordinated and approved through the Executive Employee’s direct Manager.

Travel Class

Air

International outside flights

‹ 8 hours Economy class (i.e. to/from Europe), unless approved for upgrade by CEO

› 8 hours Business class (i.e. Transatlantic)

Domestic flights – Business Class

Rail

First class, and, when applicable, a single sleeping berth.

Miscellaneous

Additional travel expenses such as taxis, airport fees, hotel and meals between connecting flights are refunded by the Company provided they are actually incurred and reasonable.

Entertainment

The main purpose of entertainment is to help improve customer relations.

For reimbursement of entertainment expenses, name, Company affiliation, job title and the purpose of the business entertainment should identify the guest.

Expense Reports

All requests for the reimbursement of expenses, whatever their nature, must be made on expense reports.

The Executive Employee prepares an expense report respecting the following:

- expenses should be supported by an invoice or receipt;

- expenses should be less than three months old

Expenses are reimbursed in US Dollars.

Legal Fees and Governing Law

Legal Fees

In the event of any dispute, each party shall bear without limitation its own legal costs unless otherwise awarded in a ruling by a competent court or tribunal.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of England, Company and Executive Employee agree that all disputes between the parties shall be litigated only therein.

Arbitration

Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in England, or in such other location as may be agreed to by Company and Executive Employee.

Severance Plan and Stock Options Plan

The Deferred Benefits package consists of the following plans:

- Severance Plans

- Stock Option Plan

Executive Employee Severance Agreement

Upon completion of a three month probationary period, the Executive Employee shall be eligible for termination compensation and benefits described below when terminated under the following conditions:

(a) The Executive Employee’s employment is Involuntarily Terminated or Voluntarily Terminated;

(b) A Change in Control occurs with the result that the Executive Employee’s employment is Involuntarily or Voluntarily Terminated within six (6) months following the date of the Change in Control;

(c) A Change in Control occurs with the result that the Executive Employee’s employment is Involuntarily or Voluntarily Terminated within six (6) months prior to the date of the Change in Control; or

The Executive Employee shall not be eligible for the termination compensation and benefits described below terminated under the following conditions:

(a)	The Executive Employee’s employment is Terminated for Cause

(b) The Executive Employee Resigns, except for reasons detailed under Voluntary Termination.

Benefits Upon Termination. If the Executive Employee becomes eligible for benefits under the above section, the Company shall pay or provide to the Executive Employee the following compensation and benefits:

(a) Salary. The Executive Employee will continue to receive his current salary for the two (2) month period following the Executive Employee’s date of termination in the same manner as it was being paid as of the date of termination. For purposes hereof, the Executive Employee’s “current salary” shall be the highest rate in effect during the twelve-month period prior to the Executive Employee’s termination.

(b) Stock Option Grant. The Executive Employee shall continue to participate in the stock option grant during the six (6) month period following the Executive Employee’s date of termination unless the Executive Employee commences Employment prior to the end of the six (6) month period, in which case, such participation shall end on the date of his new Employment. All of these stock options will vest immediately.

(c)Restricted Stock Grants and Options. Except for termination due to Cause, or when the Executive Employee resigns, except for reasons detailed under Voluntary Termination, all outstanding restricted stock grants and options under any Company stock plan that the Executive Employee holds on the date of his termination shall continue to vest in accordance with the vesting schedule of the applicable plan during the six (6) month period following the Executive Employee’s date of termination unless the Executive Employee commences Employment prior to the end of the six (6) month period, in which case, such continued vesting shall end on the date of his new Employment.

Termination for Cause

 Cause shall mean:

(i) the Executive Employee’s material fraud, malfeasance, gross negligence, or wilful misconduct with respect to business affairs of the Company that is directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company, or

(ii) Executive Employee’s conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude.

A termination of Executive Employee for “Cause” based on clause (i) or (ii) of the preceding sentences shall take effect thirty (30) days after the Company gives written notice of such termination to Executive Employee specifying the conduct deemed to qualify as Cause, unless Executive Employee shall, during such 30-day period, remedy the events or circumstances constituting cause to the reasonable satisfaction of the Company.

Voluntary Termination shall mean termination of employment that is voluntary on the part of the Executive Employee but is due to:

(i) a significant reduction of the Executive Employee’s responsibilities, title or status resulting from a formal change in such title or status, or from the assignment to the Executive Employee of any duties inconsistent with his title, duties, or responsibilities;

(ii) a reduction in the Executive Employee’s compensation, remuneration or benefits; or

(iii) a Company-required involuntary relocation of Executive Employee’s place of residence or a significant increase in the Executive Employee’s travel requirements.

A termination shall not be considered voluntary within the meaning of this Agreement if such termination is the result of Cause, Disability, or death of the Executive Employee.

Involuntary Termination shall mean termination of employment that is the decision of the Company for reasons other than Cause.

Change in Control shall mean:

(i) An acquisition by any Person or Group wherein that Person or Group end up beneficially owning fifty percent (50%) or more of the Company Shares Outstanding or fifty percent (50%) or more of the combined voting power of the Company. or

(ii) The approval of the shareholders of the Company of a reorganization, merger, consolidation, complete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction.

Stock Option Grant

The number of options issued annually (on the anniversary of the Effective Date) to Executive Employee shall be equal to the amount of the Executive Employee’s annual salary divided by average bid price of the Company’s common stock, on whichever exchange the Company’s common stock is then trading on, for the five trading day period immediately preceding the anniversary date of employment with the Company. The exercise (or grant) price of the options shall be equal to the average bid price of the Company’s common stock for the five trading day period immediately preceding the anniversary date of employment with the Company.

Options vest over three years, exercisable within five years of full vesting.

Percentage of Shares
Number of Full Years	That May be Purchased
--------------------	---------------------
Less than	1 year	0%
1 year	33
2 years	67%
3 years	100%

At the Company’s discretion you will also be considered for additional discretionary stock option grants determined by the Compensation Committee or in the absence of a Compensation Committee the Board of Directors.

In witness hereof the parties hereto have executed this Agreement the day and year above first written.

For Executive Employee

For Company